Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

January 17, 2008

Georgia Gulf Appoints New CFO

Georgia Gulf Corporation (GGC: NYSE) today announced that Gregory C. Thompson will become the Company’s Chief Financial Officer immediately following the filing of its 2007 Form 10-K, which is expected to be filed by February 29, 2008. Mark Buckis, Vice President & Corporate Controller, will continue to serve as interim CFO until that time.

Mr. Thompson has served as Senior Vice President and Chief Financial Officer of Invacare Corporation (IVC: NYSE) since 2002. During his tenure with Invacare, Mr. Thompson played a key role in the development and successful implementation of a comprehensive global cost reduction program, along with helping to integrate several strategic acquisitions. In addition, Mr. Thompson has several prior years of experience as the CFO of a public company, serving previously as the CFO of Sensormatic Electronics Corporation, where he helped establish and successfully execute a turnaround plan. He is a Certified Public Accountant with a BS Degree in accounting from the Virginia Polytechnic Institute and State University.

“Greg’s experience with cost reduction programs, debt management and acquisition integration will enable him to make a strong contribution on the Georgia Gulf management team,” commented Ed Schmitt, Chairman, President and CEO. Mr. Thompson will manage all finance and accounting functions including investor relations.

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, deck, fence and rail and outdoor storage buildings. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different.  Risks and uncertainties inherent in these assumptions include, but are not limited to difficulties in integrating the recently acquired business of Royal Group, Inc., uncertainties relating to Royal Group’s business and liabilities, uncertainties regarding asset sales, synergies, operating efficiencies and competitive conditions, future global economic conditions, economic conditions in the industries to which our products are sold, industry production capacity, raw materials and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2006.

CONTACT:

Mark Badger

Georgia Gulf Corporation

Corporate Communications

905-652-6210/770-395-4524

Angie Tickle

Georgia Gulf Corporation

Investor Relations

770-395-4520